UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  November 10, 2010

Atomic Paintball, Inc.
(Exact name of registrant as specified in its charter)

Texas	000-83509	75-2942917
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 E. Southlake Blvd., Suite 120-366, Southlake, TX	76092
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(817) 491-8611

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.
Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

On July 13, 2011 Atomic Paintball, Inc. entered into a revolving line of credit with J.H. Brech LLC, a related party, to provide access to funding for its operations.  J.H. Brech LLC has been providing us with working capital advances and at June 30, 2011 we owed it approximately $67,000.  The purpose of the revolving credit line was to grant us access to additional funds and to memorialize the amounts we currently owe J.H. Brech LLC.  Under the terms of the 8% revolving credit note, we have access of up to $500,000, which includes the amount we presently owe J.H. Brech LLC.  Interest is payable at 8% per annum on the outstanding principal amount due under the revolving line of credit and is payable semi-annually on June 30 and December 31 of each year commencing June 30, 2011.  The principal and any accrued but unpaid is due on July 13, 2014.  At our sole discretion, we can pay the interest in shares of our common stock valued as follows:

•           if our common stock is not listed for trading on an exchange or quoted for trading on the OTC Bulletin Board or the Pink Sheets, interest shares are valued at the greater of $0.50 per share or the fair market value as determined in good faith by us based upon the most recent arms-length transaction, or

•           if our common stock is listed for trading on an exchange or quoted for trading on the OTC Bulletin Board or the OTC Markets Group (formerly, the Pink Sheets), interest shares will be valued at the greater of (A) the closing price of our common stock on the trading day immediately preceding the date the interest payment is due and payable, or (B) the average closing price of the common stock for the five trading days immediately preceding the date the interest payment is due and payable.

We may prepay the note at any time without penalty.  Upon an event of default, J.H. Brech LLC has the right to accelerate the note.  Events of default include:

•	our failure to pay the interest and principal when due,
•	a default by us under the terms of the note,
•	appointment of a receiver, filing of a bankruptcy provision, a judgment or levy against our company exceeding $50,000 or a default under any other indebtedness exceeding $50,000,
•	a liquidation of our company or a sale of all or substantially all of our assets, or
•	a change of control of our company as defined in the note.

We expect to use any additional proceeds we draw under the revolving line of credit for general working capital.

Item 4.02     Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 10, 2010, the Board of Directors of Atomic Paintball, Inc. determined that our unaudited balance sheets at March 31, 2010 and June 30, 2011 and our unaudited statements of operations and cash flows for the quarterly and year to date periods then ended could no longer be relied upon as a result of errors in those financial statements. We failed to properly record $199,218 forgiven by a related party as a capital contribution.

Our unaudited balance sheets at March 31, 2010 and June 30, 2010 and our unaudited statements of operations and cash flows for the quarterly and year to date periods then ended will be restated in our Quarterly Report on Form 10-Q for the period ended June 30, 2011.  The expected impact at March 31, 2010 and for the quarterly period then ended is an increase in our accumulated deficit to $926,410 and a change in net income of $61,211 for the period as previously reported to a net loss of $138,007 for the period.  The expected impact at June 30, 2010 and for the year to date period then ended is an increase in our accumulated deficit to $1,025,788 and an increase in our net loss to $237,376.  Because we previously corrected this error in our Quarterly Report on Form 10-Q for the period ended September 30, 2010, there is no need to restate any other prior financial statement periods.

Our Chief Executive Officer has discussed the matters disclosed in this section of this filing with LBB & Associates, Ltd., LLP, our independent registered public accounting firm appointed effective October 26, 2010, subsequent to the restated periods.  The predecessor independent registered public accounting firm, Larry O’Donnell, CPA, PC, is no longer a registered firm and discussion of the matter with that firm was not deemed necessary.

Item 9.01     Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.                                                      Description

10.11                      Form of 8% Revolving Credit Note dated July 13, 2011 with J.H. Brech LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atomic Paintball, Inc.

August 19, 2011	By: /s/ Don Mark Dominey
Don Mark Dominey, Chief Executive Officer